Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: September 15, 2006

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Termination of Agreement to Sell Blankenbaker Business Centers I and II in Louisville, Kentucky

Louisville, KY (September 15, 2006) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the unaffiliated individual with whom it entered into an agreement in August 2006 to sell Blankenbaker Business Centers I and II, two of its business centers located in Louisville, Kentucky, notified the Company that he will not be able to fulfill his obligations under the agreement and, thus, was terminating the agreement. The Company was informed that the prospective purchaser was unable to obtain the financing necessary to complete the purchase. Under the agreement, the Company was scheduled to receive $21.6 million for these properties. A spokesperson for the Company indicated that the Company will endeavor to locate one or more alternative purchasers for these business centers.

About NTS Realty Holdings Limited Partnership

The Company currently owns twenty-nine properties, comprised of nine multifamily properties, sixteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.

— more —

Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on April 3, 2006, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

— ### —